                                                                   EXHIBIT 10.10



                                      NSI

                                      NSJ

                             AMENDED AND RESTATED

                    TRADEMARK\TRADENAME LICENSING AGREEMENT

                               TABLE OF CONTENTS


                                                                           Page
ARTICLE I      DEFINITIONS..................................................  3
      1.1      "Agreement"..................................................  3
      1.2      "Commercial Materials".......................................  4
      1.3      "Know-How"...................................................  4
      1.4      "Licensed Marks and Names"...................................  4
      1.5      "Net Sales"..................................................  4
      1.6      "NSI Independent Distributor"................................  5
      1.7      "NSI Trademark"..............................................  5
      1.8      "NSI Tradename"..............................................  5
      1.9      "Product"....................................................  5
      1.10     "Proprietary Information"....................................  5
      1.11     "Sales Aid"..................................................  7
      1.12     "Starter Kit"................................................  7
      1.13     "Territory"..................................................  7

ARTICLE II     GRANT OF EXCLUSIVE LICENSE; ROYALTIES........................  7
      2.1      Grant of Exclusive License...................................  7
      2.2      NSI's Interest in Licensed Marks and Names...................  7
      2.3      Recitals of Value of Licensed Marks and Names................  8
      2.4      Warranty of Title............................................  8
      2.5      Royalties....................................................  8

ARTICLE III    COMPUTATION AND PAYMENT TERMS................................  9
      3.1      Royalty Payments.............................................  9
      3.2      Records......................................................  9
      3.3      Payment Terms................................................  9
      3.4      Default Rate................................................. 10

ARTICLE IV     CERTAIN COVENANTS............................................ 10
      4.1      Use of Licensed Marks and Names.............................. 10
      4.2      Modifications................................................ 11
      4.3      Prejudicial Use.............................................. 11
      4.4      Labels....................................................... 11
      4.5      Goodwill..................................................... 11
      4.6      Export of Products........................................... 12

ARTICLE V      TERM......................................................... 12

ARTICLE VI     TERMINATION.................................................. 12

ARTICLE VII    EFFECT OF TERMINATION........................................ 14
      7.1      Obligation of NSJ Upon Termination........................... 14
      7.2      Survival of Obligations...................................... 15
      7.3      Reversion of Rights.......................................... 15

ARTICLE VIII   GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS................. 15

ARTICLE IX     INFRINGEMENT; INDEMNIFICATION................................ 16

ARTICLE X      CONFIDENTIALITY.............................................. 17

ARTICLE XI     NATURE OF RELATIONSHIP....................................... 18

ARTICLE XII    MAINTENANCE OF TRADEMARKS; RECORDING; REGISTRATION
               OF TRADEMARK................................................. 18

ARTICLE XIII   MISCELLANEOUS................................................ 20
      13.1     Assignment................................................... 20
      13.2     Force Majeure................................................ 20
      13.3     Governing Law and Dispute Resolution......................... 21
      13.4     Applicability of Post-Effective Laws......................... 21
      13.5     Waiver and Delay............................................. 22
      13.6     Notices...................................................... 22

ARTICLE XIV    INTEGRATED CONTRACT.......................................... 23
      14.1     Integrated Contract.......................................... 23
      14.2     Modification and Amendment................................... 23
      14.3     Severability................................................. 23
      14.4     Counterparts and Headings.................................... 24


                                     (ii)

                   TRADEMARK \ TRADENAME LICENSING AGREEMENT


          THIS AMENDED AND RESTATED TRADEMARK \ TRADENAME LICENSING AGREEMENT is made and entered into this ____ day of November, 1996, between Nu Skin International, Inc. a corporation organized under the laws of the State of Utah, U.S.A., (hereinafter referred to as "NSI") and Nu Skin Japan Company Limited, a corporation organized under the laws of Japan and the State of Delaware, U.S.A.,(hereinafter "NSJ"). Hereinafter, NSI and NSJ shall collectively be referred to as the "Parties."


                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, NSI is engaged in the design, production and marketing of Products and related Sales Aids for distribution in the international markets of the Asia-Pacific Region through a network of independent distributors; and,

          WHEREAS, NSJ acts as the exclusive wholesale distributor of NSI products in Japan, having entered a separate written Amended and Restated Wholesale Distribution Agreement with Nu Skin Hong Kong, Inc. ("NSHK") dated as of the date hereof, the exclusive regional distributor of such products and sales aids in the Asia-Pacific region; and,

          WHEREAS, NSJ has investigated the marketing potential for Products and Commercial Materials, as defined in this Agreement, it intends to design, manufacture, produce and distribute to enhance further its competitiveness in the Territory; and,


          WHEREAS, NSJ has complied with the requirements of its distribution arrangement with NSHK and received appropriate consent in accordance with the provisions of the agreement governing their relationship pertaining to distribution of NSI products and the manufacture of non-competing Products in the Territory; and,

          WHEREAS, NSJ desires to affix NSI Trademarks, as defined herein, to the Products and to affix NSI Tradenames, as defined herein, to Commercial Materials it envisions for the Territory thereby deriving benefit from the goodwill, value and reputation such marks and names shall lend when used to identify such Products and Commercial Materials; and,

          WHEREAS, NSI and NSJ (as assignee of Nu Skin Japan, Inc.) entered into a Trademark\Tradename License Agreement on March 15, 1995 (the "Prior Trademark Agreement"); and

          WHEREAS, the Parties desire to amend and restate the Prior Trademark Agreement as set forth herein;

          NOW THEREFORE, in consideration of the premises, the mutual promises, covenants, and warranties hereinafter set forth and for other valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          For the purposes of this Agreement, the following words and terms shall have the meaning assigned to them in this Article I:

          1.1  "AGREEMENT" shall mean this Amended and Restated
Trademark\Tradename Licensing Agreement (together with any exhibits and schedules hereto), as the same may be modified, amended or supplemented from time to time.

          1.2 "COMMERCIAL MATERIALS" shall mean, without limitation, any business marquis, sign, letterhead, business card, pamphlet, brochure, magazine, flyer, newsletter, Sales Aid, advertisement or other associated tangible materials NSJ uses in its activities with the Independent Distributor Network or the public to enhance its image and competitiveness in the Territory that NSJ has not purchased from NSI or NSJ. Commercial Materials shall not, for the purposes of this Agreement, include Starter Kits, as defined herein.

          1.3 "KNOW-HOW" shall mean any information, including, without limitation, any commercial or business information, lists, marketing methods, marketing surveys, processes, specifications, quality control reports, drawings, photographs, or any other information owned by NSI, whether or not considered proprietary, relating to the network all NSI Independent Distributors, the NSI distributor lists, and the NSI sales compensation plan.

          1.4 "LICENSED MARKS AND NAMES" shall mean any NSI Trademark, including those affixed to any Product for purposes of identifying, promoting or selling such Product in the Territory to any NSI Independent Distributor, and any NSI Tradename, including those affixed to or used in connection with any Commercial Materials produced to further NSJ's commercial activities in the Territory and any product formula as agreed to by the Parties from time to time.


          1.5 "NET SALES" shall mean, for any period, the number of Products, Commercial Materials and Starter Kits (or any part thereof) sold by NSJ during such period, multiplied by NSJ's then current selling price to its distributors for each such Product or Commercial Material, less applicable consumption taxes and returns or refunds reasonably accepted and credited by NSJ during such period.

          1.6 "NSI INDEPENDENT DISTRIBUTOR" shall mean a person or business entity authorized by contract with NSI to distribute, as an independent contractor NSI products and sales aids.

          1.7 "NSI TRADEMARK" shall mean any service mark, trademark, logo or device (or combination thereof) used or for which NSI has a bonafide intent to use or registered or under application by NSI.

          1.8 "NSI TRADENAME" shall mean any commercially valuable "mark," "name," or "device" or combination thereof whether or not similar in appearance to any NSI Trademark of which NSI is the owner, registered or otherwise.

          1.9  "PRODUCT" shall mean any of the following bearing an NSI
Trademark: any product, including, without limitation, cosmetics, nutritional products, dietary supplements, vitamins, over-the-counter drugs, quasi-drugs, drugs and pharmaceutical products, and other products, which NSJ designs, manufactures, produces and/or distributes or causes to be designed, manufactured, produced or distributed in the Territory, that NSJ has not purchased from NSI or NSJ. Products shall not, for the purposes of this Agreement, include Starter Kits.

          1.10 "PROPRIETARY INFORMATION" shall mean, without limitation, all information other than information in published form or expressly designated by either party in writing as non-confidential, which is directly or indirectly disclosed to the other party, regardless of the form in which it is disclosed, relating in any way to the following property owned by the Parties or which the Parties have been licensed to use or sub-license: (1) proprietary technical information related to the Licensed Marks and Names and the Starter Kit; (2) information respecting actual or potential customers or customer contacts and customer sales strategies, names, addresses, phone numbers, identification numbers, database information and its organization, unique business methods; (3) market studies, penetration data, customers, products, contracts, copyrights, computer programs, applications, technical data, licensed technology, patents, inventions, procedures, methods, designs, strategies, plans, liabilities, assets, cost revenues, sales costs, production costs, raw material sources and other market information; (4) other sales and marketing plans, programs and strategies; (5) trade secrets, Know-How, designs and proprietary commercial and technical information, methods, practices, procedures, processes, formulae with respect to manufacturing, assembly, design or processing products subject to this Agreement and any component, part or manufacture thereof; (7) profits, organization, employees, agents, distributors, suppliers, trademarks, tradenames and services;
(8) other business and commercial practices in general relating directly or indirectly to the foregoing; (9) computer disks or other records or documents , originals or copies, containing in whole or in part any of the foregoing; and,
(10) tax information, returns and other financial information.

          1.11 "SALES AID" shall mean materials, in whatever form and/or design produced for the Territory to assist in the marketing of products or the Nu Skin independent business opportunity in the Territory.

          1.12 "STARTER KIT" shall mean those materials approved by NSI and intended for sale in conjunction with the execution of the distribution contract to NSI Independent Distributors in the Territory explaining the Nu Skin independent business opportunity, the contractual relationship with NSI and the marketing support programs for the Territory.

          1.13  "TERRITORY" shall mean the country of Japan.

                                   ARTICLE II

                     GRANT OF EXCLUSIVE LICENSE; ROYALTIES
                     -------------------------------------

          2.1 GRANT OF EXCLUSIVE LICENSE. NSI hereby grants to NSJ an exclusive license and right to use, and, with the prior written consent of NSI, to sublicense the use of, the Licensed Marks and Names in the Territory, provided that all such uses shall comply in all material respects with the terms of this Agreement.

          2.2 NSI'S INTEREST IN LICENSED MARKS AND NAMES. NSI hereby retains legal title to the Licensed Marks and Names for all purposes, including but not limited to, the bringing or defending of any legal action in the Territory which it deems reasonable to protect its rights therein. NSJ agrees to assist NSI in any manner to protect NSI's rights in the Licensed Marks and Names which NSI may reasonably request. NSI shall reimburse NSJ for any third party costs incurred by NSJ in providing such assistance.

          2.3 RECITALS OF VALUE OF LICENSED MARKS AND NAMES. NSJ recognizes and agrees that NSI has expended considerable time, effort and resources to develop, register, apply for registrations, maintain and enhance the value and reputation of the Licensed Marks and Names. NSJ further agrees it will derive a considerable benefit from its use of the Licensed Marks and Names in the Territory and from NSI's efforts and expenditures respecting the Licensed Marks and Names.

          2.4 WARRANTY OF TITLE. NSI hereby represents and warrants that it is the sole and exclusive owner of the Licensed Marks and Names and that to the best of its knowledge and information no claim exists or has been made contesting the ownership and title of said Licensed Marks and Names.


          2.5 ROYALTIES. As compensation for the exclusive licenses granted pursuant to the terms of this Agreement, NSJ shall pay to NSI a royalty equal to five percent (5%) (or as otherwise mutually agreed upon by the Parties) of its Net Sales of all products, commercial materials or starter kits (or any part thereof) sold in the territory during the entire term of this Agreement. Where NSI owns the formulae or has exclusive rights in the Territory to the Product, Commercial Material, or Starter Kit (or any part thereof), the applicable royalty shall be eight percent (8%) of Net Sales, or as otherwise mutually agreed upon by the Parties.

                                  ARTICLE III

                         COMPUTATION AND PAYMENT TERMS
                         -----------------------------

      3.1  ROYALTY PAYMENTS.

      3.1(A) Within 30 days following the close of each month, NSJ shall deliver to NSI, by electronic transmission or such other medium as the parties shall agree from time to time, a statement of its Net Sales during such month in the Territory and a computation of the royalties payable hereunder. NSJ shall make payment of such royalties in accordance with
      Section 3.3 hereof concurrently with the delivery of such statement.


      3.1(B) For purposes of computing the royalty, Products and Commercial Materials shall be considered sold when recognized for accounting purposes as a sale by NSJ AS PER U.S. GAAP.

      3.1(C) The Parties agree that the royalty shall remain competitive within the market and shall be negotiated and determined on an arm's length basis and may be adjusted from time to time as agreed by the Parties in writing.

      3.2 RECORDS. Each Party shall keep complete and accurate records of its activities under this Agreement which shall be open to inspection by authorized representatives of the other Party at any reasonable time.

      3.3 PAYMENT TERMS. Payments made by NSJ to NSI under this Agreement shall be payable in Japanese Yen. Payments shall be made either directly to NSI in immediately available funds by wire transfer to an account designated by NSI, or by such other means of payment acceptable to NSI from time to time.

     3.4 DEFAULT RATE. Without limiting any of NSI's other rights and remedies under this Agreement, amounts outstanding under the terms of this Agreement not paid within ninety (90) days from the date due and payable, and as set forth in the payment provisions herein, shall bear interest at the prime interest rate as reported in the Wall Street Journal plus two percent (2%) for the full period
                -------------------
outstanding. Whether or not interest charges are actually levied is at the discretion of NSI.

                                   ARTICLE IV

                               CERTAIN COVENANTS
                               -----------------

     4.1 USE OF LICENSED MARKS AND NAMES. NSJ may use the Licensed Marks and Names only in accordance with the terms of this Agreement.

     4.1(A) The quality and performance of all Products and Commercial Materials bearing the Licensed Marks and Names shall be in accordance with the standards, specifications and instructions approved by NSI; and,

     4.1(B) NSI shall have the right to inspect the premises of NSJ and those of any of NSJ's subcontractors at which Product(s) are being manufactured, at reasonable times, and also to receive samples of such Product(s), in accordance with a reasonable schedule to be established promptly between NSI and NSJ; and,

     4.1(C) NSJ agrees to correct, as promptly as possible, any defects in the Product(s) and/or manufacturing thereof brought to NSJ's attention by NSI or otherwise; and,

     4.1(D) NSJ agrees to submit to NSI for prior approval, which approval will not be unreasonably withheld, labels, packaging, advertising and promotional materials, in relation to which any of the NSI Trademarks are proposed to be used, including the marking legends intended to be used in relation thereto.

     4.2 MODIFICATIONS. NSJ shall make no modification to the Licensed Marks and Names without the express, prior written consent of NSI.


     4.3 PREJUDICIAL USE. NSJ SHALL not use the Licensed Marks and Names in any way that will prejudice NSI's rights therein.

     4.4 LABELS. At the request of NSI, labels or packaging which bear the NSI Trademarks shall also bear an asterisk placed immediately above the end of the mark to reference a statement which shall appear underneath the mark and shall contain the words "*TM Registered - Registered by Nu Skin International" (where the mark is registered) or "*TM - Licensed by Nu Skin International" (where the mark is not registered).

     4.5 GOODWILL. All goodwill generated by use of the Licensed Marks and Names shall inure to NSI, and, upon termination of this Agreement, NSJ shall not have any claim against NSI for compensation for loss of distribution rights, loss of goodwill or any similar loss.

     4.6 EXPORT OF PRODUCTS. The Licensee shall not export any product on which any Licensed Mark or Name is affixed to any country outside the Territory without the prior written consent of NSI, which consent shall not be unreasonably withheld or delayed.

                                   ARTICLE V

                                     TERM
                                     ----


     Subject to Article VI hereof, this Agreement shall be for a term ending on December 31, 2016 provided, however, that this Agreement is subject to renegotiation after December 31, 2001 in the event that (i) Blake M. Roney, Nedra D. Roney, Sandie N. Tillotson, Craig Tillotson, Craig Bryson, Steven J. Lund, Brooke B. Roney, Kirk V. Roney and Keith R. Halls (the "Existing stockholders"), or members of their families, or trusts or foundations established by or for the benefit of the Existing Stockholders or members of their families on a combined basis no longer beneficially own a majority of the voting stock of Nu Skin Asia Pacific, Inc. ("Nu Skin Asia"), or (ii) the existing stockholders, or members of their families, or trusts or foundations established by or for the benefit of the Existing Stockholders or members of their families on a combined basis no longer beneficially own a majority of the voting stock of NSI.

                                  ARTICLE VI

                                  TERMINATION
                                  -----------

     6.1 This Agreement may be terminated by either Party immediately or at any time after the occurrence of any of the following events:


     (a) the other Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, compensation or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar action;
     or


     (b) there shall be commenced against the other Party any case, proceeding or other action of a nature referred to in clause (a) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days. Events described in clauses (a) and (b) of this Section 12.1(a) shall be referred to as a Bankruptcy Event. If a Bankruptcy Event occurs, all amounts owing under this Agreement shall become immediately due and payable, without any notice thereof; or (c) if the other Party causes or allows a judgment in excess of twenty-five million dollars ($25,000,000) to be entered against involuntary or allows a lien, security interest, or other encumbrance to attach to its assets which secures an amount in excess of twenty-five million dollars ($25,000,000); or

     6.2 This Agreement may be terminated by either Party, if the other Party is in default in the performance of any material obligation under this Agreement and such default has not been cured within sixty (60) days after receipt of written notice of such default by the defaulting Party; or

     6.3 This Agreement may be terminated by NSI if Nu Skin Asia shall no longer own or control a majority of the voting interest in NSJ, with such termination to take effect thirty (30) days after NSI gives written notice to NSJ of the occurrence of a change in control and its intention to terminate this Agreement based thereon.

                                  ARTICLE VII

                             EFFECT OF TERMINATION
                             ---------------------

     7.1 OBLIGATION OF NSJ UPON TERMINATION. Upon termination of this Agreement by either Party, NSJ agrees to (a) sell, destroy or otherwise dispose of all Products and Commercial Materials bearing the Licensed Marks and Names within 45 days after such termination; (b) immediately discontinue use of the Licensed Marks and Name in any form and not adopt in place thereof any word or design that is confusingly similar thereto; and (c) return to NSI all manuals, drawings, and standards or any other documents provided by NSI to NSJ relating to the use of the Licensed Marks and Names.

     7.2 SURVIVAL OF OBLIGATIONS. The obligations of the Parties to pay any sums which are due and payable as of the expiration or termination of this Agreement and their obligations under Section 2.2, Article IX and Article X hereof shall survive the expiration or termination of this Agreement.

     7.3 REVERSION OF RIGHTS. Upon termination of this Agreement, all rights and licenses herein granted to NSJ shall immediately cease and shall revert to NSI, and NSJ shall cease representing to any third party that it has any right to use, assign, convey or otherwise transfer the Licensed Marks and Names.

                                 ARTICLE VIII

                 GOVERNMENTAL APPROVALS, LAWS AND REGULATIONS
                 --------------------------------------------

     8.1 NSJ agrees to obtain, or cause to be obtained, at its sole cost and expense, any governmental approval and make, or cause to be made, any filings or notifications required under all applicable laws, regulations and ordinances of each country in the Territory to enable this Agreement to become effective or to enable any payment pursuant to the provisions of this Agreement to be made. NSJ agrees to keep NSI informed of the progress in obtaining all such government approvals.

     8.2 Each party agrees to refrain from any action that will cause the other party to be in violation of any applicable law, regulation, or ordinance of any jurisdiction in the Territory or the United States or elsewhere or any international convention or bilateral or multilateral treaty to which any jurisdiction in the Territory or the United States is a signatory, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Control Laws, and the U.S. Anti-Boycott laws.

                                  ARTICLE IX

                         INFRINGEMENT; INDEMNIFICATION
                         -----------------------------


     NSI hereby represents and warrants that, as of the date hereof, there are no infringement or misappropriation suits pending or filed or, to its knowledge, threatened against NSI within the Territory that relate to the Licensed Marks and Names and NSI is not presently aware of any such infringement or misappropriation. NSI shall indemnify and hold NSJ harmless from and against all claims, actions, suits, proceedings, losses, liabilities, costs, damages and attorneys' fees in respect of a third party claim alleging infringement or misappropriation by NSJ in respect of its use of the Licensed Marks and Names in the Territory; provided that NSJ shall give NSI prompt written notice of any
               --------
such claim, action, suit or proceeding and, without limiting the generality of
Section 2.2 hereof, shall cooperate with NSI in the defense of any such claim, action, suit or proceeding. NSI shall have the right to select counsel in any such claim, action, suit or proceeding. In the event that any such claim, action, suit or proceeding is successful, NSI shall use reasonable efforts to make such changes in the Licensed Marks and Names to permit NSJ to continue to use of the Licensed Marks and Names free and clear of all infringement and misappropriation. NSJ shall give NSI prompt written notice of any infringement or misappropriation of the Licensed Marks and Names by any third party. NSI shall have the sole right to initiate any and all legal proceedings against any such third party and, without limiting the generality of Section 2.2 hereof, NSJ shall cooperate with NSI in the pursuit of any such proceeding. NSI shall retain any damage award obtained from such third party.

                                   ARTICLE X

                                CONFIDENTIALITY
                                ---------------


     All Proprietary Information or other non-public or proprietary business or technical information owned or used by NSI or NSJ and supplied to or acquired by the other whether in oral or documentary form (the "Confidential Information") shall be supplied and acquired in confidence and shall be solely for the use of the receiving party pursuant to this Agreement and such party shall keep the Confidential Information confidential and shall not disclose the same, at any time during the term of this Agreement or after its termination, except to its employees, or its affiliates, or its affiliates' employees for the purposes of its business in accordance with this Agreement and except as may be required by law; provided that if the receiving party determines that a disclosure is
     --------
required by law, the receiving party shall notify the disclosing party in order to give the disclosing party an opportunity to seek an injunction or otherwise attempt to keep the Confidential Information confidential. The receiving party shall, at the request of the disclosing party, destroy or return the Confidential Information without retaining copies if, as and when this Agreement is terminated or expires. For purposes of this Agreement, the term "Confidential Information" shall not include information or documents that (i) become generally available to the public other than as a result of a disclosure by the receiving party, (ii) was otherwise lawfully available to the receiving party, or (iii) was generated independently by the receiving party. The provisions of this Article shall survive termination of this Agreement.

                                  ARTICLE XI

                            NATURE OF RELATIONSHIP
                            ----------------------

     The relationship of NSJ and NSI shall be and at all times remain, respectively, that of independent contractor and contracting party. Nothing contained or implied in this Agreement shall be construed to constitute either party as the legal representative or agent of the other or to constitute or construe the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party is authorized to conclude any contract or agreement or make any commitment, representation or warranty that binds the other or otherwise act in the name of or on behalf of the other.

                                  ARTICLE XII

        MAINTENANCE OF TRADEMARKS; RECORDING; REGISTRATION OF TRADEMARK
        ---------------------------------------------------------------

     NSI covenants to use its best efforts to maintain the registrations of the NSI trademarks currently registered in the Territory as set forth in Exhibit A hereto. NSI, in its sole discretion, shall have the right to record this Agreement or proof thereof, or to enter NSJ as a registered user in the Territory.

NSJ agrees to cooperate, as reasonably requested by NSI, in arranging for such recordings or entries, or in bearing or canceling such recordings or entries in the event of amendments to or termination of this Agreement for any reason. Upon termination of this agreement for any reason, the parties agree to do everything necessary to effect cancellation of the record of NSJ as a registered user of the NSI Trademarks in the Territory.


     At the request of NSJ, NSI shall file applications in the Territory for the registration of all new NSI Trademarks that NSJ presently intends to use in the Territory. If any mark used by NSI in the United States of America with respect to certain products is used by NSI in the Territory in relation to similar products, then, whether or not the mark is registered in the Territory, NSJ shall not claim any proprietary interest in such mark. If any of such marks are immediately registrable in the Territory, NSJ will cooperate with NSI in filing an application for registration of the marks in the name of NSI. If any such marks are not immediately capable of registration because they lack distinctiveness, then at any time when in the opinion of legal counsel for NSI the use of the marks by NSJ has conferred on them sufficient distinctiveness to permit registration in the Territory, NSJ shall, when requested by NSI, do all things necessary and execute all documents required to register such marks in the Territory and assign the eventual registrations to NSI who shall reimburse NSJ for the cost of registration and assignment, but shall not be obligated to make any other payment in consideration for the assignment.

                                 ARTICLE XIII

                                 MISCELLANEOUS
                                 -------------

     13.1 ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the heirs, successors, assigns and beneficiaries of the Parties; provided that neither party may assign this Agreement or any rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other party through its authorized representative. Any such attempted assignment without the written consent provided herein shall be void and unenforceable.

     13.2 FORCE MAJEURE. The Parties shall not be responsible for failure to perform hereunder due to force majeure, which shall include, but not be limited to: fires, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or on account of shortage thereof, acts of God or of the public enemy, war or civil disturbances, any existing or future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of a party. If an event of force majeure should occur, the affected party shall promptly give notice thereof to the other party and such affected party shall use its reasonable best efforts to cure or correct any such event of force majeure.

     13.3 GOVERNING LAW AND DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, applicable to contracts made and to be wholly performed within such State. Any dispute arising out of this Agreement, if not resolved by mutual agreement of NSI and NSJ within 30 days after written notice of such dispute is given by NSJ or NSI, as the case may be, shall be resolved through arbitration with the Utah office and division of the American Arbitration Association ("AAA"). If the dispute is not resolved within such 30-day period, the Parties shall petition the AAA to promptly appoint a competent, disinterested person to act as such arbitrator. Within 30 days after the designation or appointment of such arbitrator, such arbitrator shall be required to commence the arbitration proceeding in the state of Utah at a time and place to be fixed by the arbitrator, who shall so notify NSI and NSJ. Such arbitration proceeding shall be conducted in accordance with the applicable rules and procedures of the AAA, and/or as otherwise may be agreed by NSI and NSJ. The decision of the arbitrator shall be final and binding upon NSI and NSJ and may be enforced in any court of competent jurisdiction. The expenses and costs of such arbitration shall be divided and borne equally by NSI and NSJ; provided, that each of NSI
                                          --------
and NSJ shall pay all fees and expenses incurred by it in presenting or defending against such claim, right or cause of action.

     13.4 APPLICABILITY OF POST-EFFECTIVE LAWS. The Parties agree that neither the Vienna Convention on the International Sale of Goods nor any such similar law, treaty or act that becomes effective during the term of this Agreement shall be applicable to this Agreement or the transactions contemplated hereunder.

     13.5 WAIVER AND DELAY. No waiver by either party of any breach or default in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of the other party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

     13.6 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered by hand, or if communicated by facsimile, cable or similar electronic means to the facsimile number or cable identification number as previously provided by each party to the other, at the time that receipt thereof has been confirmed by return electronic communication or signal that the message has been received, or if mailed, ten (10) days after dispatch by registered airmail, postage prepaid, from any post office addressed as follows:


     If to NSJ:
         Takashi Bamba, General Manager
         Nu Skin Japan Company limited
         Shinjuku I-Land Tower, 23rd Floor
         6-5-1 Nishishinjuku, Shinjuku - ku
         Tokyo, Japan, 163-13
         Facsimile Number: 813-5321-3799

     If to NSI:
         Max L. Pinegar, General Manager
         Nu Skin International, Inc.
         75 West Center Street

         Provo, Utah 84601, U.S.A.
         Facsimile Number:  (801) 345-5999

     Either party may change its facsimile number, cable identification number or address by a notice given to the other party in the manner set forth above.

                                  ARTICLE XIV

                              INTEGRATED CONTRACT
                              -------------------

     14.1 INTEGRATED CONTRACT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the Parties.

     14.2 MODIFICATION AND AMENDMENT. No supplement, modification or amendment of this Agreement shall be binding unless it is in writing and executed by both of the Parties.

     14.3 SEVERABILITY. To the extent that any provision of this Agreement is (or in the opinion of counsel mutually acceptable to both Parties would be) prohibited, judicially invalidated or otherwise rendered unenforceable in any jurisdiction, such provision shall be deemed ineffective only to the extent of such prohibition, invalidation or unenforceability in that jurisdiction, and only within that jurisdiction. Any prohibited, judicially invalidated or unenforceable provision of this Agreement will not invalidate or render unenforceable any other provision of this Agreement, nor will such provision of this Agreement be invalidated or rendered unenforceable in any other jurisdiction.

     14.4 COUNTERPARTS AND HEADINGS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in the United States of America by their respective duly authorized representatives as of the day and year first-above written.

NU SKIN INTERNATIONAL, INC.               NU SKIN JAPAN COMPANY, LIMITED


BY:__________________________             BY:_________________________
  BLAKE M. RONEY                             TAKASHI BAMBA
  PRESIDENT AND CEO                          GENERAL MANAGER

                                       24